CTI Industries Announces 2018 Fourth Quarter And Year End Financial Results

Management Views 2018 as a Turnaround Year with Further Changes Expected in 2019

Overview

- CTI (or the "Company") management reiterates our commitment to a major capital event

- Greater than an additional $3 million of annualized expense reductions planned for 2019 through upcoming changes in production operations

- Simplifying our business model, including the plan to divest our interest in Clever Container that was determined as not strategically consistent with our business model and future direction

- Significant subsequent events occurred including the finalization of a forbearance agreement with our lender, the settlement of our only outstanding litigation - a lawsuit based upon claims from prior years that resulted in a $300,000 charge to 2018, the recording of a reserve of $1.8 million established against deferred tax assets, an equity impairment charge of $220,000 in anticipation of the deconsolidation of Clever Container, and the decision of our public accounting firm, made after the completion of the 2018 audit, not to continue as our auditors

- Net sales in 2018 were $55.6 million as compared to $56.2 million in 2017 period, with a reduction in foil balloon sales due to many factors, including the market-wide helium shortage that grew during the year, which was significantly offset by increases in Candy Blossom sales

- Gross profit percentage in 2018 was 20.6% as compared to 24.5% due to product mix, the cost of changes as we enhanced our quality system in the US, and a significant increase in labor costs at the end of 2018

- Operating expenses in 2018 declined by $0.9 million compared to 2017 due to expense reductions implemented in late 2017 and 2018 and offset by several Q4 charges including a $220,000 equity impairment charge in the investment in Clever Container, the $300,000 legal settlement described above, and the impairment in value of a fixed asset for a $100,000 non-cash charge

- Interest expense in 2018 was $2.1 million as compared to $1.6 million in 2017 due to higher market interest rates and penalties

- Anticipating continued short-term profit compression due to foil balloon revenue challenges related to the helium shortage, subsidiary rationalization, availability of labor, and seasonality

BARRINGTON, Ill., May 3, 2019 /PRNewswire/ -- CTI Industries Corporation (NASDAQ: CTIB) ("CTI"), a manufacturer and global marketer of novelty balloons, vacuum and flexible packaging and storage products, printed and laminated films, party goods, Candy Blossoms and home container products, discusses results for the fourth quarter ("Q4 2018"), full year 2018, and material subsequent events. The financial statements are attached to this press release for reference purposes. Please refer to the filed financial statements for the accompanying notes and other information.

Major Capital Event

As we have previously discussed, one of our primary objectives is to implement a major capital event. While we cannot yet be specific, we are making tangible progress in this area, and look forward to sharing the details in future quarters as more specific milestones are achieved.

2018 In Review

2018 was a turnaround year for CTI. As stated previously, we took numerous actions to improve our business which we believe puts us in a much stronger position in 2019. With new management in place, and fully transitioned by December 1, 2018, we implemented changes in 2018 and have significant additional changes in-process for 2019. After reducing expense, primarily SG&A, by an annualized $3 million we enter 2019 with even larger plans. Operationally, we installed two new foil balloon converting machines during 2018 that increased our operating capacity by 35% and implemented a quality improvement initiative that reduced defective rates by 50%. Regarding products, we introduced a new small-format vacuum sealing machine with strong retailer sell-through and redesigned our Candy Blossom products resulting in significant volume increases. Financially, we continue to focus on reducing our leverage through a major capital event. We registered a rights offering in late 2018 to raise equity but terminated the offering due to market conditions. We missed bank covenants twice during 2018 and currently operate under a forbearance agreement as we look to implement that major capital event. Strategically, we analyzed and passed on two acquisitions and demonstrated our willingness to change our group as we determined to divest our interest in Clever Container to focus our business solely on the flexible films industry segment.

Net sales in 2018 decreased by $0.6 million, or 1%, to $55.6 million from $56.2 million in 2017, due to declines in balloon and commercial films sales which were significantly offset by higher sales of Candy Blossom and vacuum sealing products. Balloon sales were hurt by both the well-documented helium shortage and previous quality issues that are now resolved with the successful quality improvement program. Commercial film sales continued to decline due to a reduction in orders from a primary customer. These declines were offset by growth in the redesigned Candy Blossom product line and vacuum sealing products. The vacuum sealing line was benefited by the November 2018 introduction in the new small-format vacuum sealing machine that has sold well at retailers. Our sales from each of our product categories in 2017 and 2018 are as follows:

	(000 Omitted)
	$	% of	$	% of
Product Category	2018	Net Sales	2017	Net Sales

Foil Balloons	24,962	45%	29,103	52%

Latex Balloons	8,793	16%	9,400	17%

Vacuum Sealing Products	8,820	16%	7,866	14%

Film Products	2,006	4%	2,602	4%

Other Products (1)	11,010	19%	7,266	13%

Total	55,591	100.0%	56,237	100.0%

(1) Primarily comprised of sales of Candy Blossoms, home container products and party goods

Gross profit in 2018 decreased to $11.4 million, or 20.6% of net sales, as compared to gross profit of $13.8 million, or 24.5% of net sales in 2017. This decline was driven primarily by product mix and significantly higher labor costs in Q4 2018. Additionally, in 2018 the Company incurred $90,000 of tariff costs prior to customers accepting the resulting increased pricing.

Operating expenses, which include general, selling, and administrative costs, as well as gains and losses on asset sales and loss on impairment of equity, declined to $12.2 million, or 21.9% of net sales in 2018, from $13.1 million, or 23.3% of net sales, in 2017. This decline was the direct result of approximately $3 million of profit improvement actions implemented during late 2017 and 2018, offset by cost increases in specific items, many of which were non-recurring and listed below. The full benefit of the annualized expense reductions will be realized in 2019.

Offsetting the SG&A expense reductions was a $300,000 cash and stock settlement of a litigation matter for a commission claim arrangement dating back several years. The total cost of the litigation, including related legal fees was $400,000. Also included in SG&A was a $220,000 equity impairment charge in anticipation of the pending deconsolidation of Clever Container. As we previously stated, Clever Container is not strategic to our Company and the decision was made to eliminate operating and financial support for the operation and to divest our equity interest in it. The divestiture will allow CTI to focus on our core products, flexible film products and their related applications. Clever is implementing business changes that will continue to flow through our financial results through Q1 2019 and potentially Q2 2019, but the plan is for the implementation of the full divestiture during 2019. Two final Q4 offsetting items are the write-off of $100,000 of costs related to the subscription rights offering that was cancelled due to U.S. stock market conditions and the write-off of a $100,000 fixed asset booked several years ago as its value was determined to be impaired.

Net interest expense in 2018 increased to $2.1 million as compared to $1.6 million in 2017 due to higher interest rates and fees coupled with and a larger overall debt position. Starting in Q1 2018, due to many factors we were unable to consistently achieve our bank covenants. In March 2019, we disclosed the execution of a Forbearance Agreement with our lender. A Forbearance Agreement, by its nature, is short-term which results in all our bank debt being treated as short-term until we agree upon a long-term solution with our lender. The Agreement waives identified prior covenant violations and financial covenants are not calculated for Q1 2019 with the next calculation for Q2 2019 scheduled to occur July 31, 2019. We remain in very close contact with our bank as we execute on our plan. Cash availability has been tight and is expected to remain tight until the execution of a major capital event.

In 2018, we reserved $1.8 million in deferred tax assets. The reserve is noncash and does not impact the usability of the deferred tax assets. This was a multi-step accounting issue starting with the Forbearance Agreement with our lender. With the short-term nature of the Forbearance Agreement, we determined it appropriate to include a going-concern condition on our financial statements. A going concern impacts expectations in valuing future tax loss carryforwards for accounting purposes and it was determined to substantially reserve the deferred tax assets. Such reserves may be reversed if conditions warrant, or if those deferred tax asset carryforwards are utilized. The calculation of the reserve created substantial volatility in the presentation of our final yearend financial statements. This charge was the most significant driver of our 2018 book loss and the primary factor that resulted in the delay of our 2018 Form 10-K filing.

In April 2019, our public accounting firm stated that they will decline to stand for reappointment as the Company's independent registered public accounting firm, and a disclosure was filed to that effect. We are in the process of interviewing for a replacement firm, particularly considering evolving expectations of our Company.

EBITDA (earnings before interest, taxes, depreciation and amortization, as well as special non-cash charges such as equity compensation), is not intended as a replacement of financial data determined under the rules of US GAAP. However, it can be useful in providing a view of performance. Overall, the 2018 EBITDA per the filed financial statements was $0.9 million. However, 2018 EBITDA adjusted for one-time and nonrecurring items was substantially higher, closer to $3 million. Once the 2019 operational expense reductions are fully implemented, we anticipate EBITDA to be substantially higher on a run-rate basis.

2019 Outlook

Strategically, as discussed earlier, we are committed to a major capital event and are proceeding with that objective. We are continuing to evaluate our business to ensure all aspects contribute to positive EBITDA and intend on taking the necessary actions to resolve those areas that do not have a positive contribution. We anticipate continued short-term profit compression due to foil balloon revenue challenges related to the helium shortage, subsidiary rationalization, availability of labor, and seasonality. We have several responses to address these headwinds as detailed below.

Regarding sales, we are targeting several new customers and in certain circumstances increasing volume with existing customers in our core product lines. We are also targeting new product innovations and pursuing new industries for certain of our product lines. Finally, we have a new go-to-market strategy with one of our product lines that we hope to roll out with a strategic partner.

Operationally, we have two very significant workstreams that are actively being pursued and have a targeted annualized expense reduction greater than $3 million. We are currently anticipating the implementation of both workstreams during the second half of 2019.

Financially, we continuing to work with our bank and anticipate determining a mutually-acceptable solution for both parties to help ensure the ongoing success of CTI.

Non-GAAP Measures

To provide additional information regarding the Company's results, we have disclosed in this press release EBITDA (Earnings Before Interest Taxes Depreciation and Amortization). The Company defines EBITDA as earnings (loss) before net interest, other expense, taxes, depreciation and amortization expense, as well as non-cash equity compensation charges. The Company has included EBITDA as a supplemental financial measure in this press release because it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company's operating results. However, use of EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP. A reconciliation to the closest GAAP statement of this non-GAAP measure is contained in the accompanying tables.

About CTI

CTI Industries Corporation is one of the leading manufacturers and marketers of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use and produces laminated and printed films for commercial uses. CTI also distributes products for home organization and storage, Candy Blossoms and other gift items and, in Mexico, party goods. CTI markets its products throughout the United States and in several other countries.

Forward Looking Statements

Statements made in this release that are not historical facts are "forward-looking" statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties and are subject to change at any time. These "forward-looking" statements may include, but are not limited to, statements containing words such as "may," "should," "could," "would," "expect," "plan," "goal," "anticipate," "believe," "estimate," "predict," "potential," "continue," or similar expressions. We have based these forward-looking statements on our current expectations and projections about future results. Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from statements made herein. We cannot anticipate the duration of increased tariffs between the United States and other countries, particularly China. We do not know whether we will be successful in passing such additional costs through to customers. Any failure to do so would have a negative impact on our financial condition. More information on factors that could affect CTI's business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents (VIE $57,000 and $2,000, respectively)	$ 428,150	$ 181,026
Accounts receivable, (less allowance for doubtful accounts of $85,000 and $114,000 respectively)	10,830,555	11,235,834
Inventories, net (VIE $340,000 and $498,000, respectively)	20,007,488	18,865,932
Prepaid expenses and other current assets (VIE $127,000 and $80,000, respectively)	1,744,541	2,008,693
Total current assets	33,010,734	32,291,485

Total property, plant and equipment, net (VIE $199,000 and $232,000, respectively)	3,814,981	4,556,581

Total other assets (VIE $440,000 and $440,000, respectively)	1,935,119	3,135,972

TOTAL ASSETS	$ 38,760,834	$ 39,984,038

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities (VIE $425,000 and $590,000, respectively)	$ 30,208,712	$ 22,660,880
Total long-term liabilities, less current maturities (VIE $27,000 and $83,000, respectively)	2,296,393	6,878,898
Total Liabilities	32,505,105	29,539,778

Total CTI Industries Corporation stockholders' equity	7,328,314	11,363,830

Noncontrolling Interest	(1,072,585)	(919,570)

Total Equity	6,255,729	10,444,260

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$ 38,760,834	$ 39,984,038

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Statements of Operations

	Year ended December 31,		Three months ended December 31,
	2018	2017	2018	2017

Net sales	$ 55,591,102	$ 56,236,560	$ 14,101,730	$ 14,839,271
Cost of sales	44,162,124	42,481,710	11,525,199	11,006,190
Gross profit	11,428,978	13,754,850	2,576,531	3,833,081

Operating expenses:
General and administrative	7,149,128	7,657,338	2,074,788	1,966,151
Selling	3,664,985	3,638,241	1,119,350	867,092
Advertising and marketing	1,253,444	1,971,420	321,970	422,712
Gain on sale of assets	(94,106)	(140,494)	(22,632)	(21,367)
Other (income)	-	(1,416)	-	-
Loss on impairment of equity	220,000	-	220,000	-

Total operating expenses	12,193,451	13,125,089	3,713,476	3,234,588

Income from operations	(764,473)	629,761	(1,136,945)	598,493

Other (expense) income:
Interest expense, net	(2,084,464)	(1,576,229)	(514,822)	(476,191)
Other	46,919	(124,856)	(6,391)	(52,472)

Total other expense	(2,037,545)	(1,701,085)	(521,213)	(528,663)

Income before income taxes and noncontrolling interest	(2,802,018)	(1,071,324)	(1,658,158)	69,830

Income tax expense	936,706	711,533	1,269,498	1,024,684

Net income	(3,738,724)	(1,782,857)	(2,927,656)	(954,854)

Less: Net (loss) income attributable to noncontrolling interest	(153,015)	(179,754)	(114,047)	(94,109)

Net income attributable to CTI Industries Corporation	$ (3,585,709)	$ (1,603,103)	$ (2,813,609)	$ (860,745)

Income applicable to common shares	$ (3,585,709)	$ (1,603,103)	$ (2,813,609)	$ (860,745)

Other Comprehensive (Loss) Income
Foreign currency adjustment	(684,982)	228,514	(574,377)	(264,386)
Comprehensive (loss) income attributable to CTI Industries Corporation	$ (4,270,691)	$ (1,374,589)	$ (3,387,986)	$ (1,125,131)

Basic income per common share	$ (1.00)	$ (0.45)	$ (0.79)	$ (0.24)

Diluted income per common share	$ (1.00)	$ (0.44)	$ (0.79)	$ (0.24)

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	3,578,885	3,568,885	3,578,885	3,525,227

Diluted	3,578,885	3,616,244	3,578,885	3,572,586

CTI Industries Corporation and Subsidiaries
EBITDA

	Year Ended		Three Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Reconciliation from Net Income to EBITDA
Net Income (Loss)	$ (3,585,709)	$ (1,603,103)	$ (2,813,609)	$ (860,745)

Depreciation and amortization	1,282,338	1,486,424	286,591	368,154
Net Interest expense	2,084,464	1,576,229	514,822	476,191
Income taxes	936,706	711,533	1,269,498	1,024,684
Equity comp	171,576	53,581	32,126	39,606

Total net adjustments	4,475,084	3,827,767	2,103,037	1,908,635

EBITDA	$ 889,375	$ 2,224,664	$ (710,572)	$ 1,047,890

CONTACT: CTI Industries Corporation, Frank Cesario, Chief Financial Officer, (847) 620-1439, fcesario@ctiindustries.com